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As filed with the Securities and Exchange Commission on December 14, 1999
                                                      Registration No. 333-51317
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933



                          SMARTALK TELESERVICES, INC.
            (Exact name of registrant as specified in its charter)


         California                                           95-4502740
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)


                        6543 Commerce Parkway, Suite E
                              Dublin, Ohio 43017
                                (614) 760-9991
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Thaddeus Bereday, Esq.
                     President and Acting General Counsel
                          SmarTalk TeleServices, Inc.
                        6543 Commerce Parkway, Suite E
                              Dublin, Ohio 43017
                                (614) 760-9991
  (Name and address, including zip code, and telephone number, including area code, of agent for service)




Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
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                                 EXPLANATORY NOTE

The issuance of total of 326,531 shares of common stock, no par value per (the "Shares"), of SmarTalk TeleServices, Inc., a California corporation (the "Registrant"), was registered under the Securities Act of 1933, as amended, by the filing of a Registration Statement on Form S-3 (File No. 333-51317) (the "Registration Statement"). The Registration Statement was declared effective on May 15, 1998.

On January 19, 1999, the Registrant and certain of its subsidiaries filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (Cases Nos. 99-108 to 99-127). In accordance with the Bankruptcy Code, the Registrant engaged appropriate professionals to assist it and its subsidiaries with the orderly liquidation of their assets. On March 31, 1999, pursuant to the terms of an asset purchase agreement among the Registrant and its subsidiaries and AT&T Corp. ("AT&T"), the Registrant and its subsidiaries sold, substantially all of their assets to AT&T. The assets were sold for aggregate consideration of approximately $145 million consisting of approximately $105 million in cash and repayment of indebtedness and a $40 million promissory note issued in favor of the registrant by AT&T. The purchase price is subject to downward adjustments pursuant to a post-closing purchase price adjustment formula and in the event of claims by AT&T.

As a result of the asset sale, the prepaid calling card and cellular business conducted by the Registrant and its subsidiaries is now operated by AT&T. As a debtor in possession under the Bankruptcy Code, the Registrant is primarily engaged in resolving various litigation claims, liquidating the remaining assets of the bankruptcy estate and preparing a plan of reorganization. Although the resolution of various litigation matters and the liquidation of the remaining assets of the estate ultimately may increase the amount of funds available to be distributed pursuant to a plan of reorganization, the Registrant does not anticipate, based upon currently available information, that such funds will be sufficient to fully satisfy the claims of its creditors and anticipates that there will not be sufficient funds available to permit a distribution to holders of the Registrant's equity securities.

The Registrant is filing this post-effective amendment to deregister 31 of the Shares identified in the Registration Statement that have not been sold.



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                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this post-effective amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                                  SMARTALK TELESERVICES, INC.



Date: December 14, 1999         By:   /s/ Thaddeus Bereday
                                     ---------------------------------
                                     Name: Thaddeus Bereday
                                     Title: President and Acting General Counsel